Exhibit 99.1

Network Equipment Technologies, Inc. to Offer $85 Million of Convertible Senior Notes

FREMONT, Calif., December 11, 2007 — Network Equipment Technologies, Inc. (NYSE: NWK) today announced its intention to offer, subject to market and other conditions, $85 million aggregate principal amount of Convertible Senior Notes in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes will be convertible into shares of the company’s common stock and will mature in 2014. The interest rate, conversion price and other terms of the notes will be determined by negotiations between the company and the initial purchaser of the notes. The company expects to grant to the initial purchaser an option to purchase up to $20 million aggregate principal amount of additional notes on or prior to December 28, 2007.

The company expects to use the net proceeds for working capital and general corporate purposes, which may include capital expenditures and potential acquisitions.

This press release is neither an offer to sell or a solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction. Any offers of the notes will be made only by means of a private offering memorandum. The notes and the company’s common stock issuable upon the conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks, uncertainties and assumptions, including the risk that the company may be unable to complete the offering. Other information on potential risk factors that could affect the company, its business and its financial results are detailed in the company’s periodic filings with the Securities and Exchange Commission (SEC), including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” which can be found in the company’s annual report on Form 10-K for the fiscal year ended March 30, 2007 filed with the SEC on May 25, 2007.